As filed with the Securities and Exchange Commission on June 24, 2025.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MILLER INDUSTRIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Tennessee (State or Other Jurisdiction of Incorporation or Organization)	8503 Hilltop Drive Ooltewah, Tennessee 37363 (423) 238-4171 (Address, including zip code, of Principal Executive Offices)	62-1566286 (I.R.S. Employer Identification number)

Miller Industries, Inc. 2025 STOCK INCENTIVE PLAN

(Full Title of the Plan)

Frank Madonia, Esq.

Executive Vice President, Secretary and General Counsel

8503 Hilltop Drive

Ooltewah, Tennessee 37363

(423) 238-4171

(Name, Address and Telephone Number of Agent for Service)

Copies To:

David A. Stockton, Esq.

Justin B. Heineman, Esq.
Kilpatrick Townsend & Stockton LLP
1100 Peachtree Street NE, Suite 2800
Atlanta, Georgia 30309
(404) 815-6500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “an emerging growth company” in Rule 12b-2 of the Exchange Act:

Large Accelerated Filer ☐	Accelerated Filer ☒
Non-accelerated Filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ◻

EXPLANATORY NOTE

This registration statement on Form S-8 (the “Registration Statement”) is being filed for the purpose of registering 500,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of Miller Industries, Inc. (the “Registrant”) to be issued pursuant to the Miller Industries, Inc. 2025 Stock Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.Plan Information.

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Miller Industries, Inc. 2025 Stock Incentive Plan covered by this Registration Statement in accordance with Form S-8 and Rule 428(b)(1) of the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.Registrant Information and Employee Plan Annual Information.

The documents incorporated by reference in Item 3 of Part II of this Registration Statement are available to participants in the Miller Industries, Inc. 2025 Stock Incentive Plan, without charge, upon written or oral request, and they are also incorporated by reference in the Section 10(a) prospectus described in Item 1, above. Such request should be directed to the Registrant at the address and telephone number listed on the cover page of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are hereby incorporated by reference into this Registration Statement (excluding any information furnished under Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K):

●	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Commission on March 5, 2025;
●	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the Commission on May 7, 2025;
●	the Registrant’s Current Reports on Form 8-K, filed with the Commission on January 17, 2025, and May 28, 2025; and
●	the description of the Common Stock set forth in the Registration Statement on Form 8-A (File No. 34-14124) filed with the Commission on December 7, 1995 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as updated by the description of the Common Stock contained in Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and as amended by any subsequent amendment or any report filed for the purpose of updating such description.

All other reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of the filing of such reports and documents, except as to any portion of any future annual or quarterly report to shareholders or document or current report furnished under Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions.

For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

You should rely only on the information provided or incorporated by reference in this Registration Statement or any related prospectus. The Registrant has not authorized anyone to provide you with different information. You should not assume that the information in this Registration Statement or any related prospectus is accurate as of any date other than the date on the front of the document.

You may contact the Registrant in writing or orally to request copies of the above-referenced filings, without charge (excluding exhibits to such documents unless such exhibits are specifically incorporated by reference into the information incorporated into this Registration Statement). Requests for such information should be directed to:

Miller Industries, Inc.

8503 Hilltop Drive

Ooltewah, Tennessee 37363

(423) 238-4171

Item 4.Description of Securities.

Not applicable.

Item 5.Interests of Named Experts and Counsel.

Not applicable.

Item 6.Indemnification of Directors and Officers.

The Tennessee Business Corporation Act (“TBCA”) provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if: (a) such person acted in good faith; (b) in the case of conduct in an official capacity with the corporation, the person reasonably believed such conduct was in the corporation’s best interests; (c) in all other cases, the person reasonably believed that the person’s conduct was at least not opposed to the best interests of the corporation; and (d) in connection with any criminal proceeding, such person had no reasonable cause to believe the person’s conduct was unlawful. In actions brought by, or in the right of, the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. In connection with any proceeding charging improper personal benefit to an officer or director, the TBCA provides that no indemnification may be made if such officer or director is adjudged liable on the basis that such personal benefit was improperly received. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director or officer of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. Notwithstanding the foregoing, the TBCA provides that a court of competent jurisdiction, upon application, may order that a director or officer be indemnified for reasonable expense if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, whether or not the standard of conduct set forth above was met. The TBCA also permits a corporation to purchase and maintain insurance on behalf of any director or officer regarding liability asserted against or incurred by the director or officer in his or her capacity as a director or officer whether or not the corporation would have the ability to indemnify the officer or director from the same liability under the TBCA.

The Registrant’s Charter, as amended, includes a provision that eliminates the personal liability of directors for monetary damages to the Registrant or its shareholders for any breach of fiduciary duty as a director. The Registrant’s Charter, as amended, also provides that the Registrant shall have the power to indemnify any director, officer, employee, agent or any other person who is serving at our request in that capacity for another entity to the fullest extent permitted by Tennessee law.

Pursuant to the Registrant’s Fourth Amended and Restated Bylaws, the Registrant will indemnify any director or officer made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such director or officer is or was a director, officer or employee of the Registrant or serves or served at the Registrant’s request as a director, officer or employee of any other entity to the fullest extent authorized by Tennessee law. The Fourth Amended and Restated Bylaws further provide that expenses incurred by a director or officer will be paid or reimbursed upon delivery to the Registrant of an undertaking to repay such expenses if it is ultimately determined that such director or officer is not entitled to be indemnified by the Registrant.

The Registrant carries standard directors’ and officers’ liability insurance covering its directors and officers.

Item 7.Exemption from Registration Claimed.

Not applicable.

Item 8.Exhibits.

Exhibit No.	Description
4.1	Charter, as amended, of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K, filed with the Commission on April 22, 2002)
4.2	Fourth Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on August 9, 2023)
5.1	Opinion and Consent of Dustin Carlton, Associate General Counsel of Miller Industries, Inc.*
23.1	Consent of Elliott Davis, LLC*
23.2	Consent of Dustin Carlton, Associate General Counsel of Miller Industries, Inc. (included in Exhibit 5.1)*
24.1	Power of Attorney (see signature page)*
99.1	Miller Industries, Inc. 2025 Stock Incentive Plan (incorporated by reference to Annex A to the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 11, 2025)
107	Filing Fee Table*

*	Filed herewith.

Item 9.Undertakings.

(a)	The Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20%

change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this June 20, 2025.

MILLER INDUSTRIES, INC.

By:	/s/ William G. Miller II
William G. Miller II, President and
Chief Executive Officer

Know all men by these presents, that each person whose signature appears below constitutes and appoints William G. Miller II and Frank Madonia, and each or any one of them, as attorney-in-fact and agent, with full power of substitution, for him or her in any and all capacities, to sign any amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/William G. Miller	Chairman of the Board of Directors	June 19, 2025
William G. Miller

/s/ William G. Miller II	President, Chief Executive Officer and Director	June 20, 2025
William G. Miller II

/s/ Deborah L. Whitmire	Executive Vice President, Treasurer and Chief Financial	June 20, 2025
Deborah L. Whitmire	Officer (Principal Financial and Accounting Officer)

/s/ Theodore H. Ashford III	Director	June 22, 2025
Theodore H. Ashford III

/s/ Peter Jackson	Director	June 18, 2025
Peter Jackson

/s/ Javier Reyes	Director	June 19, 2025
Javier Reyes

/s/ Susan Sweeney	Director	June 17, 2025
Susan Sweeney

/s/ Leigh Walton	Director	June 20, 2025
Leigh Walton